CERTIFICATE OF TRUST

OF

ADAMS STREET VENTURE & GROWTH FUND

This Certificate of Trust of Adams Street Venture & Growth Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.	Name. The name of the statutory trust is Adams Street Venture & Growth Fund.

2.  Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, New Castle County. The name and address of the registered agent of the Trust for service of process at such location is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, New Castle County.

3.  Registered Investment Company. The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ James F. Walker
James F. Walker, as trustee and not individually